Exhibit 3.45
Articles of Incorporation
Article I. Name
Name of Corporation: S.C.I. Broadcasting, Inc.
Article II. Registered Office and Agent
Name of Agent: Robert W. Lanum
Street Address of Registered Office: 213 Magnolia Avenue, Jeffersonville, IN 47130
Article III. Authorized Shares
Number of shares: 1,000 common
Article IV. Incorporators
Robert W. Lanum, 323 East Court, Jeffersonville, IN 47130
In Witness Whereof, the undersigned being all of the incorporators of said corporation execute these Articles of Incorporation and verify, subject to penalties of perjury, that the statements contained herein are true, this 28th day of July 1989.

/s/ Robert W. Lanum Name (print): Robert W. Lanum